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                                                         Exhibit 24.1


                  CONSENT OF INDEPENDENT AUDITORS



We consent to the use of our report dated February 1, 1996, with respect to the financial statements of the Custom Manufacturing Services Business of Texas Instruments Incorporated included in the Current Report on Form 8-K of Solectron Corporation dated April 15, 1996.

We also consent to the incorporation by reference in the following registration statements, and in the related prospectuses thereto, of our report dated February 1, 1996 with respect to the financial statements of the Custom Manufacturing Services Business of Texas Instruments Incorporated, included in this Current Report on Form 8-K: Registration Statements Numbers 33-33461; 33-46686; 33-57575; 33-58580; and 33-75270 on Form S-8.




Dallas, Texas
April 11, 1996